Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of July 18, 2012

between

NSREIT CB LOAN, LLC,

as Seller,

and

CITIBANK, N.A.,

as Buyer

i

30.	MISCELLANEOUS	55

ii

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

ANNEX II	Sponsor Competitors

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Form of Custodial Delivery

EXHIBIT IV	Eligible Loan Due Diligence Checklist

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan

EXHIBIT VII	Collateral Tape

EXHIBIT VIII	Form of Transaction Request

EXHIBIT IX	Form of Irrevocable Direction Letter

iii

MASTER REPURCHASE AGREEMENT, dated as of July 18, 2012, by and among NSREIT CB Loan, LLC, a Delaware limited liability company (“Seller”) and CITIBANK, N.A., a national banking association (“Buyer”).

1.             APPLICABILITY

From time to time during the Facility Availability Period, the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Purchased Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.             DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Acceptable Attorney” means Allen & Overy LLP or any other attorney-at-law acceptable to Buyer in its reasonable discretion.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service whole mortgage loans (and senior interests in whole mortgage loans) in the jurisdiction where the related Mortgaged Property is located.

“Account Control Agreement”  shall mean that certain Deposit Account Control Agreement (Liquidity Reserve Account - Access Restricted after Notice), dated as of the date hereof, among Buyer, Seller and the Depository, relating to the Liquidity Reserve Account, as the same may be amended, modified and/or restated from time to time.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Master Repurchase Agreement, dated as of July 18, 2012, by and between NSREIT CB Loan, LLC, and Citibank, N.A., as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Anti—Terrorism Laws” shall mean any Requirement of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control and the Patriot Act.

“Applicable Spread” shall mean, with respect to each Transaction:

(i)            so long as no Event of Default shall have occurred and be continuing, the number of  basis points (i.e. 1 basis point equals 0.01%) determined in accordance with the Pricing Matrix, and set forth in the related Confirmation; or

(ii)           after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, as applicable, plus 400 basis points (4.00%).

“Appraisal” shall mean a FIRREA-compliant appraisal addressed to and reasonably satisfactory to Buyer of the related Mortgaged Property from a third-party appraiser.

“Asset Management Agreement” shall mean the Advisory Agreement, dated as of March 17, 2010, by and among Guarantor, NorthStar Real Estate Income Trust Operating Partnership, LP, Manager and NRFC, as amended by Amendment No. 1 to Advisory Agreement, dated as of February 24, 2011 and Amendment No. 2 to Advisory Agreement, dated as of November 8, 2011, or such other agreement acceptable to Buyer in its reasonable discretion, in each case, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Assignment Documents in Blank” shall mean, for each Purchased Loan, the (i) allonge in blank, (ii) omnibus assignment in blank, (iii) Assignment of Mortgage in blank, and (iv) assignment of Assignment of Leases in blank.

“Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases, subject to the terms, covenants and provisions of this Agreement.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance acceptable to Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Loan.

“Average Debt Yield” shall mean, with respect to the Purchased Loans, the weighted average of the individual Debt Yield (Purchase Price) of each such Purchased Loan, calculated as a portfolio and weighted according to each Purchased Loan’s outstanding Purchase Price.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or replaced from time to time.

“Blocked Account Agreement” shall mean that certain Deposit Account Control Agreement (Cash Management Account - Access Restricted after Notice), dated as of the date hereof, among Buyer, Seller and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.  When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Citibank, N.A., or any successor or assign.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller for the benefit of Buyer, established at the Depository and subject to the Blocked Account Agreement.

“Change of Control” shall mean any of the following events shall have occurred without the prior approval of Buyer:

(i)            prior to an internalization of management by Guarantor, if Manager is no longer the manager of Guarantor;

(ii)           after such time as Guarantor is internally managed, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Equity Interests of Guarantor entitled to vote generally in the election of directors, of 49% or more;

(iii)          Guarantor shall cease to own and control, of record and beneficially, 51% of the Equity Interests of Operating Partnership;

(iv)          Operating Partnership shall cease to own and control, of record and beneficially, directly or indirectly 100% of the outstanding Equity Interests of Seller; or

(v)           any conveyance, transfer, lease or disposal of all or substantially all assets of Guarantor or Operating Partnership to any Person or entity that does not result in the repurchase by Seller of all Purchased Loans.

Notwithstanding the foregoing, Buyer shall not (i) be deemed to approve or to have approved any internalization of management by Guarantor or (ii) have waived or be deemed to have waived Section 14(a)(xvii), in either case, as a result of this definition or any other provision herein.

“Code”  shall mean the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collateral Tape” shall mean, with respect to each Eligible Loan, the tape containing the fields of information set forth in Exhibit VII attached hereto.

“Concentration Limit” shall mean, unless otherwise agreed to in writing by Buyer, the aggregate outstanding Purchase Price with respect to any single property type and the outstanding Purchase Price with respect to any single Purchased Loan shall not exceed, in either case, 50% of the Facility Amount at any time.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract and “controlling” and “controlled” shall have meanings correlative thereto.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Current Appraisal” shall mean an Appraisal dated within six (6) months of the date of determination which Appraisal shall be approved by Buyer.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of July 18, 2012, by and among the Custodian, Seller and Buyer.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 hereof, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Debt Yield (Loan UPB)” shall mean, with respect to each Purchased Loan, the percentage equivalent of the quotient obtained by dividing (a) the underwritten net cash flow of the related Mortgaged Property, as determined by Buyer, by (b) the sum of (x) the unpaid principal balance of such Purchased Loan plus (y) the unpaid principal balance of any subordinate or mezzanine debt secured directly or indirectly by the Mortgaged Property.

“Debt Yield (Purchase Price)” shall mean, with respect to each Purchased Loan, the percentage equivalent of the quotient obtained by dividing (a) the underwritten net cash flow of the related Mortgaged Property, as determined by Buyer, by (b) the outstanding Purchase Price of such Purchased Loan.

“Debt Yield Test” shall mean, with respect to the Purchased Loans, the test that shall be satisfied at any time the Average Debt Yield shall be 9.00% or greater.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defeasance” shall have the meaning specified in Exhibit VI.

“Depository” shall mean Wells Fargo Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Due Diligence Package” shall mean (i) the Collateral Tape, (ii) the items on the Eligible Loan Due Diligence Checklist, in each case to the extent applicable and (iii) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligible Loan Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto.

“Eligible Loans” shall mean floating or fixed rate whole mortgage loans (“Whole Loans”) (or senior interests in such Whole Loans) which are secured by stabilized or un-stabilized commercial or multi-family properties which have been approved by Buyer in its sole discretion as a Purchased Loan and which satisfy all of the following criteria:

(a) the Debt Yield (Loan UPB) is equal to or greater than 6.00%,

(b) the LTV (Loan UPB) is 75.00% or less,

(c) the LTV (Aggregate Loan UPB) is 80.00% or less,

(d) the term (inclusive of any extension periods, whether or not such periods have yet to be exercised) is not longer than five years, and

(e) such whole mortgage loan (or senior interest) on the initial date of inclusion in a Transaction would not cause the Debt Yield Test not to be met.

“Environmental Condition” shall have the meaning specified in Exhibit VI.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, modified or replaced from time to time.

“Extension Fee” shall have the meaning specified in the Fee Agreement.

“Facility Amount” shall mean $50,000,000.

“Facility Availability Period” shall mean the two year period commencing on the date of this Agreement and ending on July 18, 2014.

“Facility Expiration Date” shall mean the last day of the Facility Availability Period; provided, that the Facility Expiration Date shall be extendable by Seller for up to three consecutive one year periods, subject to the following:

(a) Seller delivers to Buyer a written request of the extension of the Facility Expiration Date no earlier than ninety (90) nor later than thirty (30) days before the then current Facility Expiration Date,

(b) no Default or Event of Default exists on the date of the request to extend or on the then current Facility Expiration Date,

(c) no Margin Deficit exists that has not been satisfied on the then current Facility Expiration Date,

(d) the Debt Yield Test for all Purchased Loans is satisfied, and

(e) Seller shall have paid to Buyer the Extension Fee on or before the then current Facility Expiration Date.

“Fee Agreement” shall mean that certain fee letter agreement, dated as of July 18, 2012, between Seller and Buyer.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“FIRREA” shall mean the Financial Institutions, Reform, Recovery and Enforcement Act of 1989.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” shall mean a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the Purchased Loan; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” shall mean NorthStar Real Estate Income Trust, Inc., a Maryland corporation.

“Guaranty” shall mean the Limited Guaranty, dated as of the date hereof, from Guarantor in favor of Buyer.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with Buyer or an Affiliate of Buyer or one or more other counterparties reasonably acceptable to Buyer.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Loan to a Person other than Buyer.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of its Affiliates.

“Insurance Rating Requirements” shall have the meaning specified in Exhibit VI.

“Irrevocable Direction Letter” shall have the meaning specified in Section 5(b).

“Junior Interest” shall mean a “B-note” in an “A/B” structure in a commercial real estate loan.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars, for a one month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date.  If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“Liquidity Reserve Account” shall mean a segregated interest bearing account, in the name of Seller for the benefit of Buyer, established at the Depository and subject to the Account Control Agreement.

“LTV (Aggregate Loan UPB)” shall mean, with respect to any Eligible Loan, the ratio, expressed as a percentage, the numerator of which shall equal the sum of (x) the unpaid principal balance of such Purchased Loan plus (y) the unpaid principal balance of any subordinate or mezzanine debt secured directly or indirectly by the Mortgaged Property and the denominator of which shall equal the value of the related Mortgaged Property as set forth in a Current Appraisal.

“LTV (Loan UPB)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the unpaid principal balance of the Purchased

Loan and the denominator of which shall equal the value of the related Mortgaged Property as set forth in a Current Appraisal.

“LTV (Purchase Price) shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the outstanding Purchase Price of the Purchased Loan and the denominator of which shall equal the value of the related Mortgaged Property as set forth in a Current Appraisal.

“Manager” shall mean NS Real Estate Investment Trust Advisor, LLC, a Delaware limited liability company.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations (or prospects) of Seller, Operating Partnership or Guarantor, (b) the ability of Seller, Operating Partnership or Guarantor to pay and perform its obligations under any of the Transaction Documents, (c) the legality, validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the perfection or priority of any Lien granted under any Purchased Loan Document.

“Margin Amount” shall mean, with respect to any Purchased Loan as of any date of determination, an amount equal to the product of the applicable Margin Percentage and the outstanding Purchase Price of such Purchased Loan as of such date.

“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.

“Margin Percentage” shall mean, with respect to any Purchased Loan as of any date of determination, the reciprocal of the applicable Purchase Price Percentage.

“Market Value” shall mean, with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer in its good faith business judgment on each Business Day in accordance with this definition.  On the Purchase Date for each Purchased Loan, Buyer shall determine the market value of such Purchased Loan in its good faith business judgment.  Thereafter, market value of such Purchased Loan may be adjusted by Buyer only from credit events with respect to any asset, borrower (including obligors, participants and sponsors), or market related to such Purchased Loan, but not from price, yield or spread movements.  In such event, market value may change based upon Buyer’s determination in its good faith business judgment and consistently applied to Buyer’s other master repurchase facilities for comparable assets that there has been a material change in the credit characteristics of any asset, borrower (including obligors, participants and sponsors), or related market, among other factors. Notwithstanding the foregoing, as of the date of the third extension with respect to any Non-Coterminous Purchased Loan, such loan’s market value thereafter may be adjusted not only because of credit events with respect to any asset, borrower (including obligors, participants and sponsors), or market related to such Purchased Loan but also from changes in price, yield or spread movements related to comparable financial assets as of the date of such third extension.  The value (positive or negative) of any Hedging Transactions assigned to Buyer or to which Seller and Buyer are parties in connection with any such Purchased Loan that is a fixed rate loan shall be included in the determination of Market Value.  The Market Value for any Purchased

Loan may be deemed by Buyer to be zero in the event any of the following occurs with respect to such Purchased Loan:  (i) a material breach of a representation or warranty set forth on Exhibit VI; (ii) Buyer’s good faith determination that the timely collectability of such Purchased Loan is impaired; or (iii) the Repurchase Date with respect to such Purchased Loan occurs.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Loan.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Non-Coterminous Purchased Loan” shall mean any Purchased Loan which has a final maturity date (including any extension periods) after the then current Facility Expiration Date (including any extension periods).

“Non-Recourse Carve Out Guaranty” shall mean the Non-Recourse Carve Out Guaranty, dated as of the date hereof, from Guarantor to Buyer.

“NRFC” shall mean NorthStar Realty Finance Corp., a Delaware corporation.

“Office of Foreign Assets Control” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Partnership” shall mean NorthStar Real Estate Income Trust Operating Partnership, L.P.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“Permitted Encumbrances” shall have the meaning specified in Exhibit VI.

“Permitted Purchased Loan Modification” shall mean any modification or amendment of a Purchased Loan which is not a Significant Purchased Loan Modification.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Matrix” shall mean the matrix attached to the Fee Agreement which shall be used to determine the Purchase Price Percentage and the Applicable Spread for each Purchased Loan.  On the Purchase Date for each Purchased Loan, the Purchase Price Percentage for such Purchased Loan shall equal the highest Purchase Price Percentage for which such Purchased Loan is eligible under the Pricing Matrix based upon its Debt Yield (Loan UPB), Debt Yield (Purchase Price), LTV (Loan UPB) and LTV (Purchase Price); provided, that notwithstanding the foregoing, Seller may request that the Purchase Price Percentage for any Purchased Loan equal a percentage which is lower than the maximum based upon its Debt Yield (Loan UPB), Debt Yield (Purchase Price), LTV (Loan UPB) and LTV (Purchase Price).  The Applicable Spread for each Purchased Loan shall equal the number of basis points set forth under the column heading “Applicable Spread (bps)” which corresponds to the applicable Purchase Price Percentage for such Purchased Loan from time to time.  It is understood and agreed that no improvement in the Debt Yield (Loan UPB), Debt Yield (Purchase Price), LTV (Loan UPB) or LTV (Purchase Price) after the applicable Purchase Date for a Purchased Loan shall result in any adjustment to the Applicable Spread for such Purchased Loan.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.

“Purchase Date” shall mean any date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Price Percentage” shall mean, with respect to each Purchased Loan, the percentage determined on the related Purchase Date for such Purchased Loan based upon the procedure set forth in the definition of “Pricing Matrix” and set forth in the related Confirmation equal to the quotient obtained by dividing the Purchase Price for such Purchased Loan by the Market Value of such Purchase Loan as of such date.  Notwithstanding the foregoing, (x) with respect to any Non-Coterminous Purchased Loan, the Purchase Price Percentage shall be automatically reduced by 10.00% as of the third extension of the Facility Expiration Date (e.g. a Purchase Price Percentage of 75.00% will be reduced to 65.00%) and (y) in the event Seller elects to reduce the outstanding Purchase Price of any Transaction pursuant to Section 3(f) of this Agreement, then as of the date Seller makes such payment, Seller shall be entitled to a re-calculation of the Purchase Price Percentage applicable to such Purchased Loan and to the extent appropriate, a reduction in the corresponding Applicable Spread for such Purchased Loan based upon the Pricing Matrix.  Upon request of Buyer or Seller, the parties hereto shall execute amended and restated Confirmations reflecting the adjustments to Purchase Price Percentage and Applicable Spread described in clauses (x) and (y) of the preceding sentence.

“Purchase Price” shall mean, with respect to any Purchased Loan, (x) as of any Purchase Date for such Purchased Loan an amount (expressed in dollars) equal to the product obtained by multiplying (i) the lesser of (x) the Market Value of such Purchased Loan and (y) the par amount of such Purchased Loan by (ii) the Purchase Price Percentage and (y) thereafter, such amount referred to in clause (x) reduced by (a) any amount applied to reduce the Purchase Price pursuant to Section 3(f), 4(a), 4(b) or 5 of this Agreement.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loan sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Tape.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the nineteenth (19th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, with respect to each Purchased Loan, the earlier of: (x) the Facility Expiration Date, or (y) the maturity date of such Purchased Loan (subject to extension, if applicable, in accordance with its Purchased Loan Documents).

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the outstanding Purchase Price of such Purchased Loan, (b) the accrued but unpaid Price Differential thereon with respect to such Purchased Loan as of such date, and (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Transaction Document with respect to such Purchased Loan (including, but not limited to, accrued and unpaid fees, expenses and indemnity amounts).

“Required Liquidity Amount” shall mean the amount set forth in the right hand column below determined based upon the aggregate outstanding Purchase Price from time to time set forth in the left hand column below:

Outstanding Purchase Prices ($MM)	Required Liquidity Amount ($MM)
0-15	3.75
>15-35	6.25
>35-50	7.50

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that (in the case of the preceding clauses (a), (b), (c) and this clause (d)) is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.

“Seller” shall mean NSREIT CB Loan, LLC, a Delaware limited liability company.

“Servicer” shall mean Wells Fargo Bank, National Association, or any other servicer approved by Buyer in its sole discretion.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the date hereof, by and among Seller, Buyer and Servicer, or any other servicing agreement entered into by Seller, Buyer and any successor servicer approved by Buyer for the servicing of Purchased Loans.

“Servicing Account” shall mean the segregated account established at the Servicer, in the name of Buyer, pursuant to the Servicing Agreement.

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following:  (a) any and all rights to service the related Purchased Loan; (b) any payments to or monies received by such Seller or any other Person for servicing such Purchased Loan; (c) any late fees, penalties or similar payments with respect to such Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or any other Person thereunder; (e) escrow payments or other similar payments with respect to such Purchased Loan and any amounts actually collected by such Seller or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of such Purchased Loan; and (g) all accounts and other rights to payment related to the servicing of such Purchased Loan.

“Servicing Records” shall have the meaning specified in Section 29(b).

“Significant Purchased Loan Modification” means any modification or amendment of a Purchased Loan which

(i)                                     reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount was not taken into account by Buyer in determining the related Purchase Price,

(ii)                                  increases the principal amount of a Purchased Loan other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances,

(iii)                               modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question,

(iv)                              changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan,

(v)                                 subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question),

(vi)                              releases any collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain,

(vii)                           waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation,

(viii)                        waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents, or

(ix)                                waives, amends or modifies the underlying insurance requirements of the Purchased Loan.

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans, does not engage in any business unrelated to the Purchased Loans and the financing thereof, does not have any assets other than the Purchased Loans and the financing thereof, or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, and holds itself out as being a Person, separate and apart from any other Person.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time:  (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Standard Qualifications” shall have the meaning specified in Exhibit VI.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer in its commercially reasonable discretion and the company issuing the Title Policy for such Mortgaged Property.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Trading with the Enemy Act” shall mean The Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended, modified or replaced from time to time.

“Transaction” shall have the meaning set forth in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, the Non-Recourse Carve Out Guaranty, the Custodial Agreement, the Blocked Account Agreement, the Account Control Agreement, the Servicing Agreement, all Confirmations executed pursuant to this Agreement in connection with specific Transactions, any other documents or instruments relating to any such documents executed by Seller, Operating Partnership or Guarantor, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.

“Transaction Request” shall mean a request to enter into a Transaction, in the form of Exhibit VIII attached hereto.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“Zoning Regulations” shall have the meaning specified in Exhibit VI.

3.                                      INITIATION; CONFIRMATION; TERMINATION; FEES

(a)                                  Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate outstanding Purchase Price at any time for all Transactions shall not exceed the Facility Amount and (ii) Buyer shall not have any obligation to enter into Transactions with Seller after the occurrence and during the continuance of a Default or an Event of Default or after the Facility Availability Period.  Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto, for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Loan that Seller proposes to be included as Collateral under this Agreement.  Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request, in Buyer’s good faith business judgment, additional diligence materials and deliveries with respect to the applicable Eligible Loan, to the extent necessary for Buyer’s underwriting of such Eligible Loan.  Upon Buyer’s receipt of the Transaction Request, Due Diligence Package and additional diligence materials, Buyer shall use commercially reasonable efforts to within ten (10) Business Days and following receipt of internal credit approval, either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Loan or (ii) deny Seller’s request for a Transaction.  Buyer’s failure to respond to Seller within ten (10) Business Days shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing.  Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines.  Buyer shall be entitled to make a determination, in its sole discretion, that it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller.  On the Purchase Date for the Transaction which shall be on a date mutually agreed upon by Buyer and Seller following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller.  Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to revoke its request for a Transaction at any time up to the Business Day prior to the proposed Purchase Date for such Transaction which Purchase Date was mutually agreed upon by Buyer and Seller.

(b)                                 Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”).  Such Confirmation shall describe the Purchased Loans, shall identify Buyer and Seller, and shall set forth:

(i)                                     the Purchase Date,

(ii)                                  the Purchase Price Percentage and the Purchase Price for such Purchased Loan,

(iii)                               the Repurchase Date,

(iv)                              the Pricing Rate, and

(v)                                 any additional terms or conditions not inconsistent with this Agreement.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each subsequent Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction.  Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such subsequent Pricing Rate Determination Date.  For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)                              no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)                                the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction, before and after giving effect to such Transaction, as though made on such Purchase Date (except to the extent such representations and warranties are made as of a particular date and except with respect to the representations and warranties for each individual Purchased Loan set forth in Exhibit VI hereto which are made as of the related Purchase Date only);

(C)                                Buyer shall have received from Seller all corporate and governmental approvals and closing documentation as Buyer may reasonably request,

(D)                               Seller shall have paid all of Buyer’s out-of-pocket costs and expenses pursuant to Section 30(d) of this Agreement;

(E)                                 Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the Assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction;

(F)                                 Buyer shall have determined that no Material Adverse Change has occurred and is continuing;

(G)                                as of the applicable Purchase Date, the Debt Yield Test is satisfied and the Concentration Limit is not breached or violated (or, if as of the applicable Purchase Date, the Debt Yield Test is not satisfied or the Concentration Limit is breached or violated, then after the proposed Transaction is consummated the Debt Yield Test is satisfied and the Concentration Limit is not breached or violated); and

(H)                               at least two of Messrs. David Hamamoto, Daniel Gilbert or Albert Tylis are in the employ of NRFC (unless Buyer in its sole discretion accepts a replacement at the time two or more of such Persons are not in the employ of NRFC).

(c)                                  Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made no less than three (3) Business Days after the date thereof.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.  An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be sent by Seller no more than five (5) Business Days after such Confirmation is received by Seller.

(d)                                 No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default).  Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase the Purchased Loan subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)                                     Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date (or such shorter period of time as Buyer may agree to); provided, that Seller shall have the right to revoke such notice at any time up to the Business Day prior to such Early Repurchase Date,

(ii)                                  on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction against transfer to Seller or its agent of such Purchased Loan,

(iii)                               on such Early Repurchase Date, following the payment of the amounts set forth in subclause (ii) above, no Margin Deficit exists, and

(iv)                              no Default exists or will exist as a result of such early repurchase.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e)                                  On the Repurchase Date, termination of the applicable Transaction will be effected by transfer to Seller or its agent of the applicable Purchased Loan and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer to an account of Buyer of the Repurchase Price, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement with respect to such Transaction.

(f)                                    On any Remittance Date before the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty.

(g)                                 If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice (with written notice to follow the next Business Day) thereof to Seller as soon as practicable thereafter.  If such notice is given and provided Buyer shall be making the same determination generally on all of its similarly situated customers, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer shall be a per annum rate equal to the Prime Rate plus 100 basis points (1.00%) (the “Alternative Rate”).

(h)                                 Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.  If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i)                                     Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase Date (including, without limitation, any such actual, out-of-

pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement.  A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(j)                                     If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)

shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income); or

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall promptly pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable.  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller in writing of the event by reason of which it has become so entitled.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(k)                                  If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

4.                                      MARGIN MAINTENANCE

(a)                                  If, at any time, the aggregate Market Value of the Purchased Loans shall be less than the sum of the Margin Amounts calculated individually with respect to each Purchased Loan (a “Margin Deficit”), then Buyer may by notice to Seller in writing (including therein a description of the Market Value calculation for each Purchased Loan) require Seller to cure such Margin Deficit by either:

(i)

transferring to Buyer additional cash collateral in an amount (or an additional Eligible Loan with a Market Value) equal to or greater than the sum of the products, calculated individually for each Purchased Loan, of (x) the difference between the Margin Amount with respect to such Purchased Loan and the Market Value of such Purchased Loan multiplied by (y) the applicable Purchase Price Percentage for such Purchased Loan,

(ii)

reducing the outstanding Purchase Price of one or more Purchased Loans, as applicable, such that the aggregate Market Value of the Purchased Loans is equal to the sum of the Margin Amounts of the Purchased Loans, or

(iii)	doing an early repurchase on an Early Repurchase Date pursuant to Section 3(d) of this Agreement and paying the related Repurchase Price in order to cure such Margin Deficit.

Any cash transferred to Buyer pursuant to clause (ii) of this Section 4(a) of this Agreement with respect to any Purchased Loan shall be applied to reduce the Purchase Price for each Purchased Loan on a dollar-for-dollar basis for which there was a Margin Deficit.

(b)                                 If, at any time, Buyer notifies Seller in writing that the Debt Yield Test is not satisfied (including therein a calculation of the Debt Yield (Purchase Price) for each Purchased Loan), then Buyer may, by notice to Seller in writing, require Seller to cure such non-satisfaction of the Debt Yield Test by reducing the outstanding Purchase Price of the Purchased Loans in the necessary amount.  Any cash transferred to Buyer pursuant to this Section 4(b) shall be applied to reduce the Purchase Price of the Purchased Loans as designated by Seller with respect to any non-satisfaction of the Debt Yield Test.

(c)                                  If any notice is given by Buyer under Section 4(a) of this Agreement on any Business Day, Seller shall transfer cash (or additional collateral) as provided in Section 4(a) by no later than the close of business on the Business Day following the Business Day on which such notice is given.  The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(d)                                 If any notice is given by Buyer under Section 4(b) of this Agreement on any Business Day, Seller shall transfer cash as provided in Section 4(b) by no later than the close of business on the second (2nd) Business Day following the Business Day on which such notice is given, provided, however, that if the non-satisfaction of the Debt Yield Test is caused through no action of Seller (e.g., the Debt Yield Test failure is triggered by a Principal Payment on a Purchased Loan or a decrease in the net cash flow of the underlying Mortgaged Property), Seller shall have until the close of business on the thirtieth (30th) day following the Business Day on which such notice is given (or if such thirtieth day is not a Business Day, the next succeeding Business Day), or such other later date as Buyer may agree in its sole discretion, to transfer cash as provided in Section 4(b) or transfer to Buyer another Eligible Loan, unless the Average Debt Yield is less than 8.5% in which event this proviso shall not be of any force or effect.  The failure of Buyer, on any one or more occasions, to exercise its rights under 4(b) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(b) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

5.                                      INCOME PAYMENTS AND PRINCIPAL PAYMENTS; LIQUIDITY RESERVE ACCOUNT

(a)                                  The Servicing Account shall be established at the Servicer.  The Cash Management Account shall be established at the Depository concurrently with the execution and delivery of this Agreement by Seller and Buyer.  Buyer shall have sole dominion and control over the Servicing Account (subject to the terms of the Servicing Agreement) and the Cash Management Account subject to the terms of this Agreement.  All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Servicing Account, shall remain on deposit therein in accordance with the Servicing Agreement until transferred from the Servicing Account to the Cash Management Account, and upon such transfer, shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(d), 5(e), 5(f) and 14(b)(iii) of this Agreement.

(b)                                 With respect to each Purchased Loan, Seller shall deliver or cause to be delivered to each Mortgagor or issuer of a participation under a Purchased Loan an irrevocable direction letter (the “Irrevocable Direction Letter”) (which shall not be changed without the prior written approval of Buyer) in the form attached as Exhibit IX to this Agreement instructing the Mortgagor or issuer of a participation to pay all amounts payable under the related Purchased Loan to the Servicing Account and shall provide to Buyer proof of such delivery.  If a Mortgagor or issuer of a participation forwards any Income with respect to a Purchased Loan to Seller rather than directly to the Servicing Account, Seller shall (i) deliver an additional Irrevocable Direction Letter to the Mortgagor or issuer of a participation and make other commercially reasonable efforts to cause such Mortgagor or issuer of a participation to forward such amounts directly to the Servicing Account and (ii) deposit in the Servicing Account any such amounts within one Business Day of Seller’s receipt thereof.

(c)                                  On each Remittance Date, Seller shall pay to Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for each Transaction to the extent not previously paid to Buyer.  Notwithstanding anything in this Agreement to the contrary, in the event and to the extent on any Remittance Date the amount of Price Differential to be paid pursuant to the preceding sentence would equal less than an annual rate equal to the LIBO Rate for the applicable Pricing Rate Period plus two hundred twenty five basis points (2.25%), calculated on an aggregate basis for all Transactions and determined on a weighted average basis based upon the outstanding Purchase Price of each individual Transaction, then on such Remittance Date Seller shall pay to Buyer an additional amount equal to the positive difference between (x) the amount which would have accrued during such Pricing Rate Period for all Transactions to the extent the Pricing Rate was deemed equal to the LIBO Rate for the applicable Pricing Rate Period plus two hundred twenty five basis points (2.25%) and (y) the amount of Price Differential actually accrued for such Pricing Rate Period pursuant to the immediately preceding sentence.

(d)                                 So long as no Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions (other than Principal Payments and net sale proceeds) and any deposits to reserve accounts made pursuant to the terms of the Purchased Loan Documents during each Collection Period shall be remitted by the Depository, pursuant to the withdrawal instructions of Seller, on the next Business Day to the account of Seller specified in Seller’s withdrawal instructions.

(e)                                  So long as no Event of Default shall have occurred and be continuing, (i) all partial Principal Payments in respect of each Purchased Loan (whether scheduled or unscheduled) received by the Depository shall be paid, pursuant to the withdrawal instructions of Seller that have been approved by Buyer after Buyer and Seller have reconciled the amount of any partial Principal Payment, to Buyer either (x) with respect to any such partial Principal Payment equal to $500,000 or more, on the next Business Day or (y) with respect to any such partial Principal Payment less than $500,000, on the next Remittance Date and, in each instance, applied toward the reduction of the Purchase Price of such Purchased Loan to the extent necessary to cause the outstanding Purchase Price with respect to such Purchased Loan to equal the product of the related Market Value and the applicable Purchase Price Percentage.  So long as no Event of Default shall have occurred and be continuing, any Principal Payment in respect of each Purchased Loan in full (whether scheduled or unscheduled) received by the Depository shall be paid, pursuant to the withdrawal instructions of Seller that have been approved by Buyer after Buyer and Seller have reconciled the amount of any such Principal Payment, to Buyer on the next Remittance Date first in the amount necessary to reduce the Purchase Price of such Purchased Loan to zero and then to the extent necessary to cause the Purchase Price with respect to each other Purchased Loan to equal the product of the related Market Value and the applicable Purchase Price Percentage.  Any Principal Payments received by the Depository and not paid to Buyer pursuant to the preceding two sentences on each Remittance Date shall be remitted to Seller.

(f)                                    If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied, upon the direction and instruction of Buyer, by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)

third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day (together with any additional amounts payable pursuant to the second sentence of Section 5(c) of this Agreement);

(iv)

fourth, to make a payment to Buyer in reduction of the outstanding Purchase Price of the Purchased Loans, such payment to be allocated amongst the Purchased Loans as determined by Buyer in its sole discretion, until the outstanding Purchase Price for all of the Purchased Loans has been reduced to zero;

(v)	fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date; and

(vi)	sixth, the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

(g)                                 On or before the date of this Agreement, Seller shall establish the Liquidity Reserve Account at the Depository.  The Liquidity Reserve Account shall be subject to the Account Control Agreement.  On the date of this Agreement, Seller shall deposit into the Liquidity Reserve Account an amount in the form of unrestricted cash equal to the Required Liquidity Amount, if any.  At all times, Seller shall be obligated to maintain on deposit in the Liquidity Reserve Account an amount not less than the Required Liquidity Amount.  Upon the occurrence of an Event of Default, Buyer may, in its discretion, apply the funds on deposit in the Liquidity Reserve Account to the aggregate outstanding Repurchase Price in accordance with Section 5(f).

(h)                                 Buyer acknowledges that the partial Principal Payments it receives in accordance with this Article 5 may be in connection with partial releases of collateral in accordance with the Purchased Loan Documents.

6.                                      SECURITY INTEREST

Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans.  However,

in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the related documents described herein:

(a)                                  the Purchased Loans, the Servicing Rights, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b)                                 the Hedging Transactions entered into pursuant to this Agreement;

(c)                                  the Cash Management Account, the Liquidity Reserve Account and all financial assets (including, without limitation, all security entitlements with respect to all financial assets) from time to time on deposit in the Cash Management Account and the Liquidity Reserve Account;

(d)                                 all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(e)                                  all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

Buyer’s security interest in the Collateral shall terminate only upon termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith.  Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Loans to Seller.  For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

7.                                      PAYMENT, TRANSFER AND CUSTODY

(a)                                  On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Blocked Account Agreement relating to such Transaction.

(b)                                 On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III; provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney to deliver to Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date.  In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to the Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released the following documents (collectively, the “Purchased Loan File”) pertaining to such Purchased Loan to the Custodian on or prior to the Purchase Date with respect to such Purchased Loan (or, pursuant to the proviso in the immediately preceding sentence, by not later than the third (3rd) Business Day after the related Purchase Date):

With respect to each Purchased Loan that is a whole mortgage loan, to the extent applicable:

(i)	The original Mortgage Note (or senior Mortgage Note in an “A/B” structure) bearing all intervening endorsements.

(ii)	An original or copy of any loan agreement and any guarantee executed in connection with the Mortgage Note.

(iii)

An original or copy of the Mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)

Originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)	An original of the Assignment Documents in Blank.

(vi)

Originals or copies of all intervening assignments of mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii)

An original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same (or irrevocable signed proforma policy).

(viii)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(ix)	An original or copy of the assignment of leases and rents, if any, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x)

Originals or copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(xi)

A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing or submission for filing thereon, and UCC assignments prepared by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing.

(xii)	An environmental indemnity agreement (if any).

(xiii)	A disbursement letter from the Mortgagor to the original mortgagee (if any).

(xiv)	Mortgagor’s certificate or title affidavit (if any).

(xv)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(xvi)	A copy of the Mortgagor’s opinion of counsel.

(xvii)	An assignment of permits, contracts and agreements (if any).

With respect to each Purchased Loan which is a senior interest in a whole mortgage loan:

(i)	the original or a copy of all of the documents described above with respect to a Purchased Loan which is a whole mortgage loan;

(ii)

if applicable, an original participation certificate bearing all intervening endorsements, endorsed “Pay to the order of              without recourse” and signed in the name of the Last Endorsee by an authorized Person;

(iii)

an original or copy of any participation agreement and an original or copy of any intercreditor agreement, co—lender agreement and/or servicing agreement executed in connection with the Purchased Loan; and

(iv)	the omnibus assignment of Purchased Loan sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Loan.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such original documents to the Custodian promptly when they are received.  With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) after the occurrence and during the continuance of an Event of Default, take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records.  Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian.  The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement.  Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee.  The possession of the Purchased Loan File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only.  Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(c)                                  Unless an Event of Default shall have occurred and be continuing, subject to Sections 11(f) and 29, all voting and corporate rights with respect to the Purchased Loans shall be exercised in accordance with Seller’s written instructions; provided, however, that no such instructions with respect to any vote or corporate right shall be exercised in a manner which is reasonably likely to, in Buyer’s good faith business judgment, be inconsistent with or result in any violation of any provision of the Transaction Documents or any Requirement of Law.  Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to Seller’s instructions.

8.                                      SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a)                                  Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject however, to the terms of this Agreement.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof.

(b)           Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.

9.                                      [INTENTIONALLY OMITTED]

10.                               REPRESENTATIONS

(a)           Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

(b)           In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)            Organization.  Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability.  The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect.  Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents.

(iv)          Litigation; Requirements of Law.  Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller which is reasonably likely to have a Material Adverse Effect.  Seller is in compliance in all material respects with all Requirements of Law.  Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)           No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)          Good Title to Purchased Loans.  Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)         No Default.  No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)        Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File.  Seller represents and warrants to Buyer that each Purchased Loan sold in a Transaction hereunder, as of each Purchase Date for a Transaction conforms to the applicable representations and warranties set forth in Exhibit VI attached hereto in all material respects, except as disclosed to Buyer in writing.  With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(ix)          Adequate Capitalization; No Fraudulent Transfer.  Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  Seller does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash anticipated to be received by it and the timing of the amounts of cash anticipated to be payable on or in respect of its debt.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)            Consents.  No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)           Members.  Seller does not have any members other than the Operating Partnership.

(xii)         Organizational Documents.  Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)        No Encumbrances.  Except to the extent expressly set forth in this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.

(xiv)        Federal Regulations.  Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xv)         Taxes.  Seller, Operating Partnership and Guarantor have filed or caused to be filed all tax returns which would be delinquent if they had not been filed on or before the date hereof and have paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its respective property and all other taxes, fees or other charges imposed on it and any of its respective assets by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of its or its respective assets and no claims are being asserted with respect to any such taxes, fees or other charges.

(xvi)        ERISA.  Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xvii)       Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller, Operating Partnership or the Guarantor unsatisfied of record or docketed in any court located in the United States of America.  No Act of Insolvency has ever occurred with respect to Seller, Operating Partnership or Guarantor.

(xviii)      Full and Accurate Disclosure.  No information contained in the Transaction Documents, or any written statement furnished by Seller, Operating Partnership or Guarantor pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xix)        Financial Information.  All financial data concerning Seller, Operating Partnership and Guarantor that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and, other than the financial models and projections with respect to which GAAP is inapplicable, has been prepared in accordance with GAAP.  To the actual knowledge of Seller, all financial data concerning the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller, Operating Partnership and Guarantor or in the operations of Seller, Operating Partnership and Guarantor or, to the actual knowledge of Seller, the financial position of the Purchased Loans, which change is reasonably likely to have in a Material Adverse Effect.

(xx)         Notice Address; Jurisdiction of Organization.  On the date of this Agreement, Seller’s address for notices is located at c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022.  Seller’s jurisdiction of organization is Delaware.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxi)        Sanctioned Entity.  Neither Seller nor any Affiliate of Seller (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than 10% of its assets located in Sanctioned Entities, or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Entities.  The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity.

11.                               NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)           take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than

Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(c)           create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(d)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(e)           modify or terminate any of the organizational documents of Seller (except Buyer shall not unreasonably withhold or delay any request for a consent to such modification to the organizational documents (excluding the special purpose entity provisions));

(f)            consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans (other than Permitted Purchased Loan Modifications), unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement (except Buyer shall not unreasonably withhold or delay any request for a consent to a Significant Purchased Loan Modification);

(g)           admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interest in Seller;

(h)           after the occurrence and during the continuation of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller (unless the same is necessary for Guarantor to maintain its status as a real estate investment trust (REIT) under the Code).

12.                               AFFIRMATIVE COVENANTS OF SELLER

(a)           Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b)           Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.

(c)           Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)           Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.  Buyer acknowledges and agrees that the representations and warranties with respect to each individual Purchased Loan set forth on Exhibit VI attached hereto shall be made by Seller only on the related Purchase Date for such Purchased Loan.  Notwithstanding the foregoing, Seller shall disclose to Buyer any such representation and warranty with respect to each individual Purchased Loan set forth on Exhibit VI attached hereto regarding which it has knowledge that such representation and warranty shall no longer be true and correct in any material respect after the related Purchase Date or which could no longer be made on a subsequent date after such Purchase Date (except to the extent such untrue representation and warranty was disclosed to Buyer as an exception to the representations and warranties with respect to such Purchased Loan made on the related Purchase Date and was accepted by Buyer in connection with the approval of such Purchased Loan for inclusion in a Transaction).

(e)           With respect to each fixed rate Purchased Loan, Seller shall enter into Hedging Transactions pursuant to a hedging strategy acceptable to Buyer in Buyer’s good faith business judgment and pledge such Hedging Transactions to Buyer as Collateral (including, without limitation, to the extent such Hedging Transactions are entered into with a party other than Buyer, delivering a collateral assignment of such Hedging Transactions in form and substance acceptable to Buyer).  Seller acknowledges Buyer will mark to market such Hedging Transactions from time to time in accordance with and subject to the terms of this Agreement.

(f)            Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer (i) any written notice of the occurrence of an event of default received by Seller pursuant to the Purchased Loan Documents and (ii) any other information with respect to the Purchased Loans as may be reasonably requested by Buyer from time to time.

(g)           Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality.  Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h)           At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i)            Seller shall provide Buyer with the following financial and reporting information:

(i)            Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s and Seller’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate;

(ii)           Within 90 days after the last day of its fiscal year, Guarantor’s audited and Seller’s unaudited (or, if generated by Seller, Seller’s audited) consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in the case of Guarantor, by an unqualified report of a nationally recognized independent certified public accounting firm or any other accounting firm consented to by Buyer in its reasonable discretion;

(iii)          Within 30 days after the last day of each calendar month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Loans that was received during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls and income statements;

(iv)          Within 45 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller and Guarantor are in compliance in all material respects with all of the terms and requirements of this Agreement, (y) Guarantor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default exists; and

(v)           With respect to the Purchased Loans and related Mortgaged Properties:  (x) within 30 days after the last day of each calendar month, Seller’s monthly operations report covering occupancy, collections, delinquencies, losses, recoveries, cash flows and such other property level information as may reasonably be requested by Buyer and (y) within 30 days after the last day of each calendar quarter in any fiscal year, an asset management report prepared by Seller or Guarantor.

Notwithstanding the foregoing, the requirement to deliver financial statements will be satisfied at any such time as such financial statements are publicly posted on the official web site of the Guarantor or appropriately filed with the United States Securities and Exchange Commission.

(j)            Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k)           Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l)            Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided, in all material respects, in accordance with GAAP.

(m)          Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(n)           Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports (in each case, to the extent in Seller’s possession) as Buyer may reasonably request.

13.                               SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a)           It is and intends to remain solvent and it has paid and shall pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due; provided, that it is understood and agreed that nothing contained in this Section 13 or elsewhere in this Agreement shall obligate the direct or indirect owners of Seller to make capital contributions to Seller from time to time to enable Seller to meet its obligations under this Agreement.

(b)           It has complied and will comply with the provisions of its organizational documents.

(c)           It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d)           It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP or as a matter of law).

(e)           It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate.

(f)            It has not owned and will not own any property or any other assets other than Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g)           It has not engaged and will not engage in any business other than the acquisition, origination, ownership, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents.

(h)           It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i)            It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $500,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Loans; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the date incurred.

(j)            It has not made and will not make any loans or advances to any other Person, except as permitted under this Agreement, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.

(k)           It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that it is understood and agreed that nothing contained in this Section 13 or elsewhere in this Agreement shall obligate the direct or indirect owners of Seller to make capital contributions to Seller from time to time to enable Seller to meet its obligations under this Agreement.

(l)            It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control or consolidation or merger with respect to Seller.

(m)          It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n)           It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o)           It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)           Seller shall not take any of the following actions without the affirmative vote of the Independent Director:  (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q)           It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, financing and disposition of Purchased Loans.

(r)            It has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.

(s)           It shall not maintain any employees.

(t)            It shall at all times maintain at least one Independent Director.  For so long as Seller’s obligations under this Agreement and the other Transaction Documents are outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above (including when applicable without the affirmative vote of such Independent Director).

14.          EVENTS OF DEFAULT; REMEDIES

(a)           After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  With respect to each Transaction, each of the following clauses (i) through (xviii) shall be an Event of Default under this Agreement:

(i)            Seller fails to repurchase the Purchased Loans upon the applicable Repurchase Date;

(ii)           Seller fails to comply in all material respects with Section 4 hereof;

(iii)          an Act of Insolvency occurs with respect to Seller, Operating Partnership, Guarantor or Manager;

(iv)          Seller, Operating Partnership or Guarantor makes a public disclosure or otherwise admits in writing that it is not Solvent or is not able or not willing to perform any of its obligations hereunder or under any other agreement to which it is a party;

(v)           either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans (in each case, other than due to the act or omission of Buyer);

(vi)          if an event occurs which would constitute (a) an “event of default” under any Hedging Transaction or (b) a “termination event” or an “additional termination event” under any Hedging Transaction (and, in the case of this clause (b), Seller has failed to meet its obligation to pay the Early Termination Amount, if any, pursuant to the terms of such Hedging Transaction);

(vii)         failure of Buyer to receive within one (1) Business Day after any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)       failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or three (3) Business Days (in the case of any other such failure);

(ix)          any governmental, regulatory, or self-regulatory authority shall have removed, suspended or terminated the material rights, privileges, or operations of Seller, Operating Partnership, Guarantor or Manager;

(x)           a Change of Control shall have occurred;

(xi)          any representation made by Seller, Operating Partnership or Guarantor in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations and warranties set forth in Section 10(b)(viii) of this Agreement made by Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect and which incorrect or untrue representation shall be solely used by Buyer as a basis to adjust the Market Value of the applicable Purchased Loan and to make determinations pursuant to Section 4(a) of this

Agreement; provided further Seller shall not have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made) and such representation breach continues unremedied for ten (10) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by the applicable Person;

(xii)         Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty or shall have defaulted or failed to perform under the Guaranty in any material respect;

(xiii)        a final non-appealable judgment by any competent court in the United States of America having jurisdiction over Seller for the payment of money in an amount greater than $100,000 (in the case of Seller) or $5,000,000 (in the case of the Operating Partnership or Guarantor) shall have been rendered against Seller, Operating Partnership or Guarantor, unless execution of such judgment is stayed by the posting of cash or a bond or other collateral acceptable to Buyer in the amount of the judgment or otherwise is discharged (or provision is made for such discharge);

(xiv)        Seller, Operating Partnership or Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $100,000 (in the case of Seller) or $5,000,000 (in the case of Operating Partnership or Guarantor), or (B) permits the acceleration of the maturity of obligations in excess of $100,000 (in the case of Seller) or $5,000,000 (in the case of Operating Partnership or Guarantor) by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller, Operating Partnership or Guarantor cures such default, failure to perform or breach, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement;

(xv)         Seller shall fail to maintain on deposit in the Liquidity Reserve Account at least the Required Liquidity Amount;

(xvi)        Manager resigns or is removed, terminated or otherwise no longer serves or is unable to serve as the asset manager and investment advisor of Guarantor pursuant to that certain Asset Management Agreement or Manager is in material breach of its duties or obligations under the Asset Management Agreement beyond any applicable notice and cure period and such Manager is not replaced with a successor manager reasonably acceptable to Buyer pursuant to an Asset Management Agreement acceptable to Buyer in its reasonable discretion within 60 days;

(xvii)       any condition or circumstance shall exist which causes, constitutes or could reasonably be expected to cause or constitute a Material Adverse Effect; or

(xviii)     if Seller or Guarantor shall breach or fail to perform any of the terms, agreements, conditions, covenants or obligations applicable to such Person under this Agreement, any other Transaction Document or any Purchased Loan Document to which such Person is a party, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within twenty (20) Business Days after written notice thereof to Seller from the applicable party or its successors or assigns (each of (i) through (xviii), an “Event of Default”).

(b)           If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)           If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)          Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)           to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the outstanding Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Sections 4 or 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(b)(iii) of this Agreement); and

(C)           the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)          Upon the occurrence of an Event of Default with respect to Seller, Buyer may, upon giving prior notice to Seller, (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the market value of such Purchased Loans as determined by Buyer in its sole discretion against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses reasonably incurred by Buyer in connection with Seller’s default; (w) second, the amount, if any, payable by Seller in the event any Hedging Transactions related to such Purchased Loans are being terminated; (x) third, to the Repurchase Price; (y) fourth, to any other outstanding obligation of Seller to Buyer or its Affiliates pursuant to this Agreement; and (z) fifth, to pay the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)           Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all actual costs incurred in connection with the termination of Hedging Transactions, and (C) any other actual loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller.

(vi)          Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer pursuant to this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)         Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default (other than with respect to Buyer) and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)       Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)          Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller.  Buyer will give written notice to the other party of any set off effected under this Section 14(b)(ix).  If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest.  This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.          SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.          RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.  EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, IF AND TO THE EXTENT CONSISTENT WITH APPLICABLE LAW AND THE RULES OF COURT AND EVIDENCE.

17.          NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) or email provided that such telecopied notice or notice sent by email must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier or email, upon receipt of answerback confirmation or upon transmission, respectively, provided that such telecopied notice or notice sent by email was also delivered as required in this Section.  A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

18.          ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.          NON-ASSIGNABILITY

(a)           The rights and obligations of Seller under the Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b)           Buyer shall be entitled to assign its rights and obligations under the Transaction Documents and/or under any Transaction to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, with respect to participations, Seller shall not be obligated to deal directly with any party other than Buyer or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued; provided, further, that without limiting Buyer’s right to assign or participate the Transactions, in the event of any such assignment or participation, Buyer shall remain as the agent for all assignees or participants and Seller shall not be obligated to interact with any party other than Buyer regarding this Agreement and the Transaction Documents.  Notwithstanding anything to the contrary in this Agreement, so long as no Event of Default shall have occurred and be continuing, Buyer shall not assign or participate the Transactions to any Person specified in Annex II.

(c)           Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20.          GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

21.          NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22.          USE OF EMPLOYEE PLAN ASSETS

(a)           If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction.  The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)           Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available unaudited statement of its financial condition.

(c)           By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

23.          INTENT

(a)           The parties recognize and agree that:  (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code and (ii) the grant of a security interest set forth in Sections 6 and 29(b) hereof to secure the rights of Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code.  It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to the Transaction so constituting a “repurchase agreement” or “securities contract”.  Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement”, “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code except insofar as the type of asset subject to the Transactions or, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable.

(b)           It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 or 29 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code.  It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)           In light of the intent set forth above in this Section 23, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

24.          DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)           in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.          CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)           Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)           To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)           The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 25 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.          NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)           It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)           It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)           It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)           It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)           It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27.          INDEMNITY

Seller hereby agrees to indemnify Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income or similar taxes of Buyer), fees, costs or expenses (including reasonable attorneys fees and disbursements) (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees), actual out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s actual costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans (including, without limitation, those incurred pursuant to Section 28 hereof) and the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel; provided, that notwithstanding the foregoing, Seller’s obligation to reimburse Buyer for legal fees incurred by Buyer in connection with each individual Eligible Loan which Seller proposes pursuant to Section 3(a) of this Agreement that Buyer approve for inclusion in a proposed Transaction shall not exceed $7,500 without the prior approval of Seller.  Seller hereby acknowledges that, the obligation of Seller under this Agreement is a recourse obligation of Seller.

28.          DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer of Seller and/or the Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans.  Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting.  Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased

Loans in the possession, or under the control, of Seller.  Seller further agrees that Seller shall reimburse Buyer for any and all actual costs and expenses reasonably incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28.

29.          SERVICING

(a)           Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such applicable Purchased Loan.  Notwithstanding the purchase and sale of the Purchased Loans and Servicing Rights hereby, Servicer shall be granted a revocable license to exercise the Servicing Rights with respect to the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate a Purchased Loan prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns (which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default); provided, however, that the obligations of Servicer to service the Purchased Loans shall cease, at Seller’s option, upon the payment by Seller to Buyer of the Repurchase Price therefor.  Seller shall cause Servicer to service the Purchased Loans pursuant to the Servicing Agreement and in accordance with Accepted Servicing Practices approved by Buyer in the exercise of its reasonable business judgment and maintained by other prudent mortgage lenders with respect to senior interests in mortgage loans similar to the Purchased Loans.  Seller shall obtain the written consent of Buyer prior to appointing any third party servicer for a Purchased Loan (other than Wells Fargo Bank, National Association).

(b)           Seller agrees that Buyer is the owner of all servicing records, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement.  Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Servicer to service in conformity with this Section and any other obligation of Seller to Buyer.  Seller covenants to safeguard such Servicing Records which are in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)           Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate any Servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee.

(d)           Seller shall not employ sub-servicers to service the Purchased Loans without the prior written approval of Buyer in its sole discretion; provided, this Section 29(d) shall not apply to an Affiliate of Seller, Operating Partnership and Guarantor.

(e)           The payment of servicing fees under the Servicing Agreement shall be solely the obligation of Seller.

30.          MISCELLANEOUS

(a)           All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)           The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)           The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)           Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder.  Seller agrees to pay Buyer promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, Seller agrees to pay Buyer promptly all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and the Liquidity Reserve Account and registering the Collateral in the name of Buyer or its nominee.  All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)           Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)            This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)           The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)           Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)            The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

CITIBANK, N.A.

By:	/s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory

[SIGNATURES CONTINUE ON NEXT PAGE]

SELLER:

NSREIT CB LOAN, LLC,
a Delaware limited liability company

By:	NorthStar Real Estate Income Trust Operating
Partnership, L.P., a Delaware limited
partnership, its sole equity member

	By:	NorthStar Real Estate Income Trust, Inc.,
a Maryland corporation, its general partner

		By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: President & Chief Investment Officer

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